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                                                                      (12/13/93)
                                                                    EXHIBIT 10.9

                            U.S.  HOME  CORPORATION

                            CORPORATE  OFFICERS'(1)
                        INCENTIVE  COMPENSATION  PROGRAM

                            For the Incentive Period
                      January 1, 1994 to December 31, 1994

         Set forth below is an outline of the Corporate Officers' Incentive Compensation Program for the incentive period January 1, 1994 to December 31, 1994 ("Incentive 1994").

         Corporate Officers who are employed by the Corporation as of January 1, 1994 will be eligible to participate in the Corporate Officers' Incentive Compensation Program for the period commencing January 1, 1994 and ending December 31, 1994. Effective January 1, 1994, base salaries are established as set forth in Exhibit A hereto.

         Under this Program, an incentive compensation pool equal to the lessor of $600,000 or 2% of the pre-tax profits of the Corporation earned in fiscal 1994, shall be established to be distributed to the Corporate Officers at the sole discretion and upon approval of a majority of the non-management members of the Compensation Committee and of the Board of Directors of the Corporation based on its evaluation of the following factors:

         1. The Board of Directors shall review the profit and loss of the Company for the fiscal year ended December 31, 1994 as compared to the projected profit and loss for the period January 1, 1994 through December 31, 1994 as set forth in the 1994 Business Plan as presented to the Board of Directors.

         2. The Board of Directors shall review the cash flow of the Company as compared to the projected cash flow for the period January 1, 1994 through December 31, 1994 as set forth in the 1994 Business Plan as presented to the Board of Directors.

         3. The Board of Directors shall review the overall performance of the Company in comparison to competitive industry performance taking into consideration, an analysis of rates of growth, return on equity and return on sales.

         4. The Board of Directors shall review incentive bonus payments by competitors in relation to proposed payments to said officers to insure that they are designed to retain and motivate executives.

         5. All other actions by said Officers to maximize the value of shareholders' equity.

         Upon the recommendation of the Chairman and President of the Company, the Board of Directors shall determine, in its sole discretion, the amount each respective Officer shall receive from the said incentive compensation pool, provided that the maximum incentive compensation payable to any Officer shall not exceed 75% of the base compensation of such Officer.

____________

(1)  Excludes Chairman and President who are subject to Employment and
     Consulting Agreements which govern payment of bonus (see Exhibit A).
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Coporate Officers' Incentive Program                                      Page 2

         To be entitled to receive a bonus, a Corporate Officer must remain in the employ of the Company for the entire fiscal year.

         Notwithstanding the foregoing, the Corporation shall have the right to terminate employment of any Corporate Officer covered under this Program at will, without notice, and without cause, at any time.

         The total bonus earned pursuant to the incentive program set forth herein shall be paid upon approval of the Board of Directors of the Company as follows:

         A. 75% of the aggregate incentive bonus earned by the Corporate Officer shall be paid in cash within 30 days following receipt of 1994 audited financial statements.

         B. 25% of the aggregate incentive bonus earned by the Corporate Officer shall be paid in shares of U.S. Home Corporation's common stock, with each share valued at the average market price of said shares on the New York Stock Exchange, as of the close of trading for the ten (10) trading days commencing the day following release by the Company of its results for the fiscal year ended December 31, 1994. Said shares shall be held in escrow by the Company to be delivered to the respective Corporate Officers as follows:

                 1. 1/2 of such shares shall be delivered to the Corporate Officer within thirty (30) days of the determination of the respective stock price.

                 2. 1/2 of such shares shall be delivered to the Corporate Officer on or prior to January 31, 1997. However, in order to receive such shares, the Corporate Officer must remain in the employ of the Corporation as of December 31, 1996.

         Notwithstanding the foregoing, in the event that said Corporate Officer's employment with the Corporation is terminated by the Corporation other than for "Cause", all remaining shares not previously delivered to the Corporate Officer shall be delivered to said Corporate Officer within thirty
(30) days following termination. For purposes of this Program, the term "Cause" shall mean (i) the Officer's continuing, willful failure to perform his duties required of his position (other than as a result of total or partial incapacity due to physical or mental illness), (ii) gross negligence or malfeasance by the Officer in the performance of his duties hereunder, (iii) an act or acts on the Officer's part constituting a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by the Officer at the expense of the Company, or (iv) breach of the provisions of Exhibit B hereto pertaining to confidentiality and competitive activities, but shall not mean
(A) the refusal to relocate to another city more than 50 miles from the Officer's present place of business, nor (B) a refusal to perform the duties required of his position as a result of either a material change in the scope of his job responsibilities or a reduction in base compensation.

         The transfer of said shares by such Corporate Officer shall be required to conform to all applicable laws and regulations pertaining thereto.
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Coporate Officers' Incentive Program                                      Page 3

                                  EXHIBIT  A



 Name and Title                          1993       Proposed 1994     %
  of Employee                         Base Salary    Base Salary    Inc.
- --------------------------            -----------   -------------   ----
Gary L. Frueh                           120,000        126,000     5.00%
 Vice President - Tax

Craig Johnson                           135,000        145,000     7.41%
 Vice President -
 Community Development

Kelly Somoza                             95,000        100,000     5.26%
 Vice President

Thomas A. Napoli                        135,000        145,000     7.41%
 Vice President - Finance and
 Chief Financial Officer

Chester P. Sadowski                     145,000        152,000     4.83%
 Vice President - Controller and
 Chief Accounting Officer

Richard G. Slaughter                    145,000        152,000     4.83%
 Vice President - Planning and
 Secretary

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Coporate Officers' Incentive Program                                      Page 4

                                   EXHIBIT B

A. Confidentiality. The Officer acknowledges that he has acquired and will acquire confidential information respecting the business of the Company. Accordingly, the Officer agrees that, without the written consent of the Company as authorized by its Board of Directors, he will not, at any time, willfully disclose any such confidential information to any unauthorized third party with an intent that such disclosure will result in financial benefit to the Officer or to any person other than the Company. For this purpose, information shall be considered confidential only if such information is uniquely proprietary to the Company and has not been made publicly available prior to its disclosure by the Officer.

B. Competitive Activity. Until the end of his employment, the Officer shall devote full business time to business of the Corporation and shall not, without the consent of the Board of Directors of the Company, directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with any line of business being actively conducted by the Company or any of its affiliates or subsidiaries during his employment period. Nothing herein, however, shall prohibit the Officer from acquiring or holding not more than one percent of any class of publicly traded securities of any such business.